EXHIBIT 99.1

INTERAMERICAN GAMING RELEASES VERSION 2.0 OF THE SOFIT PLATFORM, ATTENDS MULTI SCREEN SUMMIT AND APPLE WORLDWIDE DEVELOPERS CONFERENCE

TORONTO, ONTARIO — June 6th, 2013 — InterAmerican Gaming Inc. ("IAG" or the “Company") (OTC PINK: IAGM) is pleased to announce that the Company’s operating subsidiary, SoFit Mobile Inc. (“SoFit”), has released SoFit Version 2.0. SoFit is a social gaming platform for the health and fitness industry.

SoFit Version 2.0, now live on the Apple App Store, features a number of key updates. Users can now walk, run and bike; challenge friends to beat their respective activity times; and participate remotely in global challenges, including races and charity events such as Augie’s Quest to Cure ALS Challenge.

Visit www.sofitmobile.com to Get SoFit v2.0 today!

Mr. Marc Askenasi, President  & CEO of IAG, stated:

"We have been heads down in development for months now and are very excited to release SoFit Version 2.0. With number of new features, functionality and a new and improved user experience, we look forward to sharing the platform with our users."

In conjunction with the release, members of the SoFit team will be attending two separate trade shows in early June, the Multi Screen Summit in New York and the Apple Worldwide Developers Conference (WWDC) in San Francisco.

The Multi Screen Summit is a brand-oriented conference featuring real solutions, technology and services for today’s MultiScreen marketers with a focus on Return on Engagement (ROE). On June 11th and June 12th, the SoFit team will exhibit the new features and functionality of SoFit Version 2.0 alongside LifeFitness. In addition, President & CEO of IAG, Mr. Askenasi, will be speaking on the TechCrunch panel on June 12th alongside fellow MultiScreen marketer influencers, regarding how mobile technology is changing our identity.

The SoFit team will also be in attendance at WWDC from June 10th to 14th. Over 100 work sessions, extensive hands-on labs, and engaging events will provide attendees an in-depth look at what is next for Apple’s iOS and OS X platforms. The SoFit team will have the opportunity to connect with Apple engineers, developers and brand names from all over the world to build and maintain relationships with current and prospective business partners.

About IAG and SoFit

IAG develops socially disruptive technologies. IAG builds industry-defining businesses through a combination of organic growth and acquisitions.

SoFit is a social gaming company that has developed software to empower individuals to track, train and compete through its SoFit platform. Registered users can earn virtual rewards, such as trophies and medals, as well as real-life rewards, such as location-based coupons and special offers.

IAG’s first product, SoFit, is a new social gaming mobile application that lets you get fit, stay fit and earn rewards that matter. The SoFit app is available for download for Apple and Android mobile devices from http://www.sofitmobile.com/

For more information and to stay engaged with SoFit 'follow' us on Twitter @sofitmobile and 'like' us on Facebook @facebook.com/sofitmobile.

Forward-looking Statements

Note: This press release contains “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. InterAmerican Gaming Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management’s ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company’s ability to retain key management and employees; intense competition and the company’s ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in InterAmerican Gaming Inc. SEC filings. InterAmerican Gaming Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with InterAmerican Gaming Inc.’s business, please refer to the risks and uncertainties detailed from time to time in InterAmerican Gaming Inc.’s SEC filings.

This release does not constitute an offer for sale of securities.

Tyler Troup, Managing Director

Circadian Group, Investor Relations

Toll Free :	+1 (866) 865-2780
Toronto:	+1 (647) 930-1037
New York :	+1 (646) 257-2444

Email: Tyler@Circadian-Group.com
Web: www.Circadian-Group.com
DD portal: http://www.circadian-group.com/iagm.html